Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376
FIRST POTOMAC REALTY TRUST REFINANCES
$72 MILLION SUBURBAN MARYLAND PORTFOLIO LOAN
BETHESDA, Md. — (August 11, 2008) — First Potomac Realty Trust (NYSE:FPO) announced today that it has refinanced its remaining debt maturity for 2008, a $72 million first mortgage loan that was secured by 14 properties in suburban Maryland. The refinancing was completed using a combination of a new secured term loan provided by KeyBank, N.A. and funds drawn on the Company’s unsecured revolving credit facility. The term loan has an initial balance of $35 million with the ability to increase the loan amount by an additional $35 million. The loan bears interest at a rate of 225 basis points over LIBOR, matures in September 2010, and has a one-year extension option.
Jeff Harris, First Potomac’s director of finance, stated, “We are pleased to close the refinancing of our suburban Maryland portfolio with debt that lowers our borrowing cost, increases our borrowing capacity on our unsecured credit facility and facilitates the possible sale of some of our suburban Maryland assets. This was our only remaining debt maturity in 2008, and we have only $14 million and $38 million in mortgage debt maturing in 2009 and 2010, respectively.”
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 11.4 million square feet. The Company’s largest tenant is the U.S. Government.
First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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7600 Wisconsin Avenue, 11th Floor • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (301) 986-5554